                                                                      Exhibit 99


FOR IMMEDIATE RELEASE
---------------------

Contact:
Greg Gadel, Chief Financial Officer
Buca, Inc.
(612) 288-2382
ggadel@bucadibeppo.com

Shannon Burns
Weber Shandwick Worldwide
(952) 346-6173
sburns@webershandwick.com

           Buca, Inc. Reports Record Second Quarter of $43.7 Million;
                            Net Income Up 80 Percent

MINNEAPOLIS (July 24, 2001) Buca, Inc. (NASDAQ: BUCA) today announced revenues of $43,677,000 for the 13 weeks ended July 1, 2001, an increase of 48 percent from sales of $29,598,000 in the 13 weeks ended June 25, 2000. The company reported net income of $2,469,000 or 15 cents per share fully diluted for the quarter, an increase of 80 percent compared to net income of $1,373,000 or 10 cents per share fully diluted in the same period of the prior year. Weighted average fully diluted shares outstanding reached 16,962,276 for the quarter, compared to 13,663,407 for the second quarter of 2000.

For the six months ended July 1, 2001, Buca, Inc. reported sales of $83,166,000, an increase of 47 percent from sales of $56,522,000 reported for the same period in 2000. Net income for the first six months of 2001 was $4,109,000 or 25 cents per share fully diluted, compared to net income of $2,251,000 or 18 cents per share fully diluted in the first half of 2000.

The 47 percent increase in sales for the first half of 2001 reflects sales from the 21 new restaurants opened since June 25, 2000, plus a 1.4 percent increase in comparable restaurant sales. For the second quarter of 2001, comparable restaurant sales increased 0.1 percent against the same quarter last year. The first half gains in comparable restaurant sales were due to an increase in customer traffic and to the price increase of approximately one percent instituted at the beginning of fiscal 2001.

Joseph P. Micatrotto, chairman, CEO and president commented, "Our new restaurant openings in fiscal 2001 have generated average weekly sales in excess of $60,000, continuing our record year of new restaurant opening sales. We opened our fourteenth restaurant of the year after the end of the second quarter, and we will open our fifteenth restaurant of the year this week. The remaining two restaurants planned for the year will open in September and October. We are pleased that we will have opened all 17 of our new restaurants prior to our traditionally high volume holiday season. We remain right on our model in terms of pre-opening costs and construction costs for the restaurants opened this year, and we expect that trend to continue.

"Operating costs were right on target in the second quarter," Micatrotto continued, "Both food and labor costs have declined as a percent of sales compared to both last year and the first quarter of 2001. Direct and occupancy costs are down slightly from the first quarter, but still up from last year due to higher utility costs. Our operating income in the second quarter increased 160 basis points to 8.5 percent of sales from 6.9 percent last year, and increased 120 basis points in the first half of 2001 to 7.5 percent from 6.3 percent last year.

"We are proud of the results achieved by our paisano partners in this difficult economic environment. The entire industry has felt the crunch of the tightening economy. Our results during the downturn show what a great value our guests see in our concept. We have experienced softness in our weekday sales, particularly early in the week, which we attribute to reduced business travel and the current economic environment. We have also seen a slight reduction in our wine sales as a percentage of overall sales during the last quarter, which we also believe is consistent with the reduced business travel. We believe the lower interest rates, the tax refund and reduced withholdings will generate positive sales momentum in the fourth quarter and into fiscal 2002.

"Due to the current sales trends, we expect that our earnings per share in the third quarter will increase approximately 50 percent compared to last year's third quarter to 17 to18 cents per share fully diluted. Our expectation for the year is that earnings per share for fiscal 2001 will increase 30 to 33 percent compared to fiscal 2000, despite the additional week included in last year's numbers. Our new restaurant growth for fiscal 2002 remains at 18 new restaurants, all of which are currently in documentation."

Buca Inc., a public company headquartered in Minneapolis owns and operates Buca di Beppo restaurants, a collection of 65 highly acclaimed immigrant Southern Italian restaurants in Arizona, California, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Nebraska, Nevada, New York, Ohio, Pennsylvania, Texas, Washington, Wisconsin, and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the number of new restaurant openings, as well as the timing of such openings, comparable restaurant sales, pre-opening costs and earnings per share. Factors that could cause the actual number of restaurants opened during any period to be higher or lower than the projected amount, as well as the timing of such openings, include the timing and success of locating suitable sites, negotiating acceptable leases or purchases, managing construction, obtaining required licenses, and recruiting qualified operating personnel. The company's ability to generate revenue as currently expected, unexpected expenses and the need for additional funds to react to changes in the marketplace, including unexpected increases in labor, product and other costs, may impact whether the company has sufficient cash resources to fund its restaurant development plans. Comparable restaurant sales could be affected as a result of competition, general economic conditions, or changes in consumer preferences or discretionary spending. Pre-opening and construction costs could be higher or lower than projected based upon the cost of hiring and training qualified personnel, timing of the restaurant opening, and location of the restaurant. Earnings per share could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Earnings per share could also be affected by higher or lower costs, including pre-opening expenses, food expenses and the other expenses of running our business, as well as the number of shares outstanding. These and other factors are discussed in more detail in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and other reports, previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.


BUCA, INC. AND SUBSIDIARIES
---------------------------
                      Consolidated Statement of Operations
           (unaudited, in thousands, except share and per share data)

                                                 Thirteen Weeks Ended             Twenty-Six Weeks Ended
                                             -----------------------------     -----------------------------
                                             July 1, 2001    June 25, 2000     July 1, 2001    June 25, 2000
                                             ------------     ------------     ------------     ------------
Restaurant sales                             $     43,677     $     29,598     $     83,166     $     56,522
Restaurant costs
  Product                                          11,000            7,881           21,046           14,931
  Labor                                            13,641            9,649           25,947           18,236
  Direct and occupancy                              9,587            5,631           18,279           10,982
  Depreciation and amortization                     2,279            1,475            4,293            2,813
                                             ------------     ------------     ------------     ------------
      Total restaurant costs                       36,507           24,636           69,565           46,962
                                             ------------     ------------     ------------     ------------
Income from restaurant operations                   7,170            4,962           13,601            9,560
General and administrative expenses                 2,405            1,763            5,076            3,580
Pre-opening costs                                   1,052            1,166            2,248            2,427
                                             ------------     ------------     ------------     ------------
Operating income                                    3,713            2,033            6,277            3,553
Interest income                                       300              192              456              209
Interest expense                                      (93)            (114)            (190)            (301)
                                             ------------     ------------     ------------     ------------
Income before income taxes                          3,920            2,111            6,543            3,461
Provision for income taxes                         (1,451)            (738)          (2,434)          (1,210)
                                             ------------     ------------     ------------     ------------
Net income                                   $      2,469     $      1,373     $      4,109     $      2,251
                                             ============     ============     ============     ============
Net income per common share - basic:
Net income per share                         $       0.15     $       0.10     $       0.26     $       0.19
Weighted average common shares outstanding     16,221,879       13,235,107       15,547,043       12,038,846
Net income per share- diluted:
Net income per share                         $       0.15     $       0.10     $       0.25     $       0.18

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

Weighted average common shares assumed
outstanding                                    16,962,276       13,663,407       16,231,140       12,517,588

                                                  Thirteen Weeks Ended            Twenty-Six Weeks Ended
                                             -----------------------------     -----------------------------
                                             July 1, 2001    June 25, 2000     July 1, 2001    June 25, 2000
                                             ------------     ------------     ------------     ------------
Restaurant sales                                    100.0%           100.0%           100.0%           100.0%
Restaurant costs
  Product                                            25.2%            26.6%            25.3%            26.4%
  Labor                                              31.2%            32.6%            31.2%            32.3%
  Direct and occupancy                               21.9%            19.0%            22.0%            19.4%
  Depreciation and amortization                       5.2%             5.0%             5.2%             5.0%
                                             ------------     ------------     ------------     ------------
      Total restaurant costs                         83.6%            83.2%            83.6%            83.1%
                                             ------------     ------------     ------------     ------------
Income from restaurant operations                    16.4%            16.8%            16.4%            16.9%
General and administrative expenses                   5.5%             6.0%             6.1%             6.3%
Pre-opening costs                                     2.4%             3.9%             2.7%             4.3%
                                             ------------     ------------     ------------     ------------
Operating income                                      8.5%             6.9%             7.5%             6.3%
                                             ============     ============     ============     ============


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